UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2012

NOVELIS INC.

(Exact name of Registrant as specified in its charter)

Canada	001-32312	98-0442987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3560 Lenox Road, Suite 2000, Atlanta, GA		30326
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (404) 760-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2012, Novelis Inc. (the “Company”) announced the appointment of Shashi Maudgal to the role of Senior Vice President and President, Novelis Asia, effective May 14, 2012. Mr. Maudgal joins the Company from Hindalco Industries Limited, where he has served as Chief Marketing Officer since 2001. Mr. Maudgal is also a member of the Aditya Birla Group Business Review Councils for Grasim Viscose Fiber and Ultratech’s Birla White Cement and serves as Vice President of the Aluminum Association of India.

The Company entered into an agreement with Mr. Maudgal dated February 23, 2012, under which he will be assigned to work for the Company’s subsidiary, Novelis Korea Limited. Pursuant to the agreement, Mr. Maudgal will receive a base salary of 340,000,000 Korean won, long-term incentive target opportunity of $350,000, and short-term incentive target opportunity of 57% of his annual base salary. Mr. Maudgal will receive customary benefits and perquisites in connection with his assignment to Novelis Korea Limited.

Mr. Maudgal, age 58, earned a bachelor’s degree in Chemical Engineering from the Indian Institute of Technology in Delhi, India, and a master’s degree in business administration (marketing and finance) from the Indian Institute of Management in Calcutta, India.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.

Date: April 26, 2012	By:	/s/ Leslie J. Parrette, Jr.
Leslie J. Parrette, Jr.
General Counsel, Corporate Secretary and Compliance Officer